Exhibit 10.4

Certain portions of this Exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

GRUBHUB INC. EXECUTIVE SEVERANCE PLAN

ARTICLE I
PURPOSE

This Grubhub Inc. Executive Severance Plan (the “Plan”) was established effective as of August 8, 2020 (the “Effective Date”). The purpose of the Plan is to provide severance benefits to certain eligible executive-level employees of Grubhub Inc., a Delaware corporation (the “Company”), who are terminated from employment in certain limited circumstances.  The Plan is intended to replace each existing offer letter, equity agreement, employment agreement and severance agreement between the Company and Participants (as defined below) regarding severance or Change in Control (as defined below) benefits.

ARTICLE II
DEFINITIONS

For the purposes of the Plan the following definitions shall apply:

2.1“Accrued Obligations” means the sum of the Participant’s (a) Base Salary through the Date of Termination to the extent not already paid, (b) any Annual Bonus earned by the Participant for a calendar year ending prior to the Date of Termination to the extent not already paid, and (c) business expenses that are reimbursable in accordance with the Company’s policies and for which Participant submits for reimbursement within 30 calendar days following the Date of Termination, but have not been reimbursed by the Company as of the Date of Termination.

2.2“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

2.3“Annual Bonus” means the Participant’s annual bonus earned by or paid to the Participant in accordance with the Company’s annual bonus plans or programs in effect from time to time. Any “special” or other bonus arrangements are specifically excluded from this definition.

2.4“Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the occurrence of the facts, circumstances or reasons giving rise to the Participant’s termination of employment (determined without giving effect to any reduction that occurs in connection with events giving rise to Good Reason for a Participant).

2.5“Board” means the Board of Directors of the Company, as constituted from time to time.

2.6“Cause” means “Cause” (or any term of similar effect) as defined in such Participant’s Employment Agreement, if such agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause for termination by the Company of the Participant’s employment will include, but not be limited to: (a) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or an Affiliate or any material breach of a written agreement between the Participant and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (b) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside of the United States); (c) the Participant’s gross negligence or willful misconduct; (d) the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (e) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any Affiliate; (f) any acts, omissions or statements by a Participant which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company; (g) a material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

2.7“Change in Control” means the consummation of any of the following events: (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (b) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case other than the Board; (c) consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately prior to such Business Combination do not immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; or (d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

2.8“Change in Control Protection Period” means the period commencing 45 days prior to and ending 12 months after the occurrence of a Change in Control.

2.9“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

2.10“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.11“Committee” means the Compensation Committee of the Board.

2.12“Company” means Grubhub Inc. and any successor to its business or assets, by operation of law or otherwise.

2.13“Date of Termination” means the effective date of the Participant’s termination of employment with the Company or its Affiliates.

2.14“Disability” of a Participant means a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability will only be deemed to occur at the time of a determination of such Disability by the Committee.

2.15“Eligible Employee” means an individual who is qualified and designated as such pursuant to Section 3.1 hereof.

2.16“Employment Agreement” means any change in control agreement, equity agreement, employment agreement, offer letter provision addressing severance or any other severance arrangement with the Company (including any predecessor companies) entered into on or prior to the date an individual becomes a Participant in this Plan and providing for severance benefits on termination of employment.

2.17“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18“Good Reason” means that such Participant has complied with the Good Reason Process following the occurrence of any one or more of the following events without the consent of such Participant: (a) a diminution in the Participant’s Base Salary or target annual and long-term incentive opportunity of greater than 10% (in all cases, other than in connection with a diminution in base salary that is proportionately applied to all senior executives of the Company); (b) a change in the geographic location at which the Participant provides services to the Company by more than 50 miles (provided that moving the Company’s corporate headquarters shall not constitute a change in geographic location, so long as the Participant continues to be able to provide services to the Company from a location not more than 50 miles from Chicago or New York, as applicable); or (c) a material diminution of the Participant’s title, duties, authorities, responsibilities or reporting relationship.

2.19“Good Reason Process” means that (a) the Participant reasonably determines in good faith that a Good Reason” condition has occurred; (b) the Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days after the first occurrence of such condition; (c) the Participant cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”) to remedy the condition; (d) the Good Reason condition continues to exist following the Cure Period; and (e) the Participant terminates employment with the Company within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

2.20“Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Sections 3.1 and 3.2 hereof (including the timely execution and delivery of a Participation Notice), until such time as the Eligible Employee’s participation ceases in accordance with Section 3.3 hereof.

2.21“Participation Notice” means the notice provided to an employee of the Company that designates such individual as a Participant in the Plan and specifies the terms and conditions of such individual’s participation in the Plan, which notice shall be substantially in the form set forth on Exhibit A. Each Participation Notice will indicate whether a Participant is a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant.

2.22“Section 409A” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.23“Severance Multiple” shall have the following meanings:

Participants	Regular Severance	Termination During Change in Control Protection Period
Tier 1 Participants	One (1)	One and a half (1.5)
Tier 2 Participants	One (1)	One (1)
Tier 3 Participants	N/A	One half (0.5)

2.24“Target Annual Bonus” means the Participant’s target annual bonus opportunity, as denominated in dollars, in accordance with the Company’s annual bonus plans or programs in effect from time to time, determined assuming 100% achievement of relevant performance goals.

2.25“Tier 1 Participant” means, unless otherwise determined by the Committee, the Company’s Chief Executive Officer.

2.26“Tier 2 Participant” means any individual designated by the Committee as a Tier 2 Participant, in each case, as indicated in such Participant’s Participation Notice. The initial Tier 2 Participants are Adam DeWitt, Maggie Drucker, Sam Hall, [*****], [*****], [*****], [*****], [*****], [*****], [*****], [*****] and [*****].

2.27“Tier 3 Participant” means key employees selected by the Committee that are not a Tier 1 Participant or Tier 2 Participant as determined by the Committee and indicated in such Participant’s Participation Notice.

2.28“2015 LTIP” means the Grubhub Inc. 2015 Long-Term Incentive Plan, as such plan has been amended and may be amended and restated from time to time and any successor thereto.

ARTICLE III
ELIGIBILITY FOR SEVERANCE PAYMENTS AND BENEFITS

3.1Eligible Employees.  Eligibility to participate in the Plan shall be limited to those individuals designated as Eligible Employees by the Committee, in their sole discretion.

3.2Participation.  As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and return the Participation Notice to the Company within 30 calendar days after the Eligible Employee first receives the Participation Notice to be executed.

3.3Duration of Participation. Subject to ARTICLE VII hereof, an Eligible Employee participating in the Plan shall cease to be a Participant in the Plan if the Eligible Employee ceases to be employed by the Company or an Affiliate for any reason, unless such Eligible Employee is then entitled to a severance benefit as provided in Sections 3.4 and 3.5 of the Plan.  Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Sections 3.4 or 3.5 of the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full.

3.4Severance Payments and Benefits - Non-Change in Control.  If the Company terminates a Participant’s employment other than for Cause, Disability or death, or if a Participant resigns with Good Reason, in either case, other than during the Change in Control Protection Period, then, in addition to the Accrued Obligations (which will be paid within 30 days following the Date of Termination, or such earlier period as required by applicable law), the Company shall provide the following benefits to the Participant:

3.4.1

For Tier 1 Participants and Tier 2 Participants, an amount in cash equal to the applicable Severance Multiple times the Participant’s Base Salary, payable in equal installments on the Company’s regular payroll dates over a twelve month period following the Date of Termination, with the first payroll date following the Release Effective Date, as defined in Section 3.6 below (the “Severance Initiation Date”). Any payments that would have been payable on a payroll period between the Date of Termination and the Severance Initiation Date if the Participant’s severance payments had begun on the first payroll date following the Date of Termination will be accumulated and paid on the Severance Initiation Date. In addition, in the event that the Review Period (as such term is defined in the Release), together with any revocation period provided pursuant to the terms of the Release, commences in one calendar year and ends in a second calendar year, the Severance Initiation Date will be the later of the first payroll date of the second calendar year or the Release Effective Date.

3.4.2

For Tier 1 Participants and Tier 2 Participants, if such Participant timely and properly elects continuation of health care coverage pursuant to COBRA under the Company’s health plans as then in effect, the Participant shall only be required to pay active employee rates, as in effect from time to time, for a period of 12-months; provided, however, that the health benefits provided under this Section 3.4.2 shall be reported as taxable income to the Participant to the extent reasonably determined by the Committee to be necessary to avoid such  health benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan under Section 105(h) of the Code. At the conclusion of this 12-month period, the Participant shall be eligible to continue his or her coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

3.4.3

For Tier 3 Participants, no benefits will be payable pursuant to this Plan; provided, however, that such Tier 3 Participant may be entitled to severance benefits upon such termination pursuant to the Grubhub Inc. Employee Severance Plan.

3.5Severance Payments and Benefits - Change in Control.  If the Company terminates a Participant’s employment other than for Cause, death or Disability; or if the Participant resigns with Good Reason, in either case, during the Change in Control Protection Period, then, in addition to the Accrued Obligations (which will be provided within 30 days following the Date of Termination, or such earlier period as required by applicable law), the Company shall provide the following benefits to the Participant in accordance with their designation:

3.5.1

An amount in cash equal to (A) the applicable Severance Multiple times the sum of (1) the Participant’s Base Salary and (2) the Participant’s Target Annual Bonus, if any, plus (B) the Participant’s Target Annual Bonus for the year of termination prorated to reflect the number of days that the Participant was employed during the year of termination of employment, payable in a lump sum on the first payroll date following the Release Effective Date. In addition, in the event that the Review Period (as such term is defined in the Release), together with any revocation period provided pursuant to the terms of the Release, commences in one calendar year and ends in a second calendar year, the Severance Initiation Date will be the later of the first payroll date of the second calendar year, or the Release Effective Date.

3.5.2

If such Participant timely and properly elects continuation health care coverage pursuant to COBRA under the Company’s health plans as then in effect, the Participant shall only be required to pay active employee rates, as in effect from time to time, for a number of months equal to the Severance Multiple times 12; provided, however, that the health benefits provided under this Section 3.5.2 shall be reported as taxable income to the Participant to the extent reasonably determined by the Committee to be necessary to avoid such  health benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan under Section 105(h) of the Code. At the conclusion of this period, the Participant shall be eligible to continue his or her coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

3.5.3

Notwithstanding anything to the contrary contained in the 2015 LTIP or any other equity compensation plan of the Company (each, an “Equity Plan”) or any award agreement thereunder, acceleration of the Participant’s outstanding Equity Plan awards as follows:

(1)	Each Equity Plan award will become 100% vested on the Date of Termination.

(2)

Each exercisable Equity Plan award (e.g., a stock option or a stock appreciation right) that is or becomes exercisable will remain exercisable until the earlier of (a) the one-year anniversary of the Date of Termination; or (b) the date the award would have expired by its original terms (disregarding any early termination due to separation from service), subject to any rights the Company may have to liquidate such award for fair market value in connection with a subsequent corporate transaction pursuant to the terms of the applicable Equity Plan.

3.6Release; Continued Compliance.  Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any benefits to a Participant under Sections 3.4.1 and 3.4.2 or Section 3.5.1 through 3.5.3 hereof unless: (a) no later than 45 calendar days after the Date of Termination, the Participant executes a release of claims agreement in the form attached hereto as Exhibit B, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law, (b) the Participant does not revoke the release within seven (7) days after signature, and (c) the release becomes effective and irrevocable in accordance with its terms (such date, the “Release Effective Date”). If the combined release execution period and revocation period span two (2) calendar years, payments subject to the release will commence in the later calendar year. Furthermore, the Participant must remain in compliance with the obligations provided hereunder.

3.7Exclusive Severance Benefit.  Notwithstanding the foregoing provisions of this ARTICLE III, and except as specifically provided in Section 3.4.3, for clarity but without limitation, any severance payments or benefits received by a Participant pursuant to the Plan shall be in lieu of any benefits under any Employment Agreement or any other severance or reduction-in-force plan, program, policy, agreement or arrangement maintained by the Company or an Affiliate and in lieu of any severance or separation pay benefit that may be required under applicable law. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan.

3.8Tax Withholding.  The Company may withhold from all payments due to the Participant (or his/her estate) hereunder all taxes which, by applicable U.S. or non-U.S. federal, state or local law, are required to be withheld.

3.9Payment After Participant’s Death.  If a Participant dies after all conditions to receive benefits under Sections 3.4 or 3.5 have been satisfied, any amount not yet paid to such Participant under the Plan (other than amounts which, by their terms, terminate upon the death of such Participant) shall be paid in accordance with the terms of the Plan to the executors, personal representatives, or administrators of such Participant’s estate.

ARTICLE IV
TAX INFORMATION

4.1Code Section 280G.

4.1.1

Notwithstanding anything in the Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payments to such Participant, a calculation shall be made comparing (a) the net after-tax benefit to the Participant of the Payments after payment by the Participant of the Excise Tax, to (b) the net after-tax benefit to the Participant if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (a) above is less than the amount calculated under clause (b) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined below). For purposes of this Section 4.1, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 4.1, the “Parachute Value” of a Payment means the present value as of the date of a Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

4.1.2

All determinations required to be made under this Section 4.1, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm chosen by the Company (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days after the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which a Participant was entitled to, but did not receive pursuant to Section 4.1.1, could have been made without the imposition of the Excise Tax (the “Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant no later than March 15 of the year following the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

4.2Code Section 409A.

4.2.1	It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible.  To the extent that none of these exceptions applies, and to the extent that the Company determines it is necessary to comply with Section 409A (e.g., if Participant is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in the Plan to the contrary, any payments or benefits considered to be “nonqualified deferred compensation” for purposes of Section 409A payable upon a “separation from service” (in accordance with Section 409A) that would otherwise be paid or provided to such Participant during the first six (6) months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the earlier of: (1) the first business day that is more than six (6) months after Participant’s separation from service or (2) the Participant’s death.

4.2.2

A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant.  For purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A, references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

4.2.3

Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  To the extent necessary to comply with Section 409A, in the event the payment period under the Plan for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that the release described in Section 3.6 becomes effective and irrevocable.  For purposes of Section 409A, a Participant’s right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments.

4.2.4

In the event of a termination pursuant to Section 3.5 which is in advance of a Change in Control or in connection with a Change in Control that does not constitute a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)), then, to the extent required by Section 409A, any portion of the payments under Section 3.5 that constitutes nonqualified deferred compensation and that would have been made pursuant to Section 3.4 in the absence of a Change in Control will be made at the time prescribed under Section 3.4 (with the remainder paid in accordance with Section 3.5).

4.2.5

Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through Participant) as a result of the Plan.

ARTICLE V
PLAN ADMINISTRATION

5.1The Plan shall be administered by the Committee.  The Committee shall have all powers expressly conferred upon it under the Plan, as well as such other powers as are reasonably necessary to carry out expressed powers, authority and duties. The Committee may delegate any of its authority with respect to the Plan to one or more officers of the Company, subject to any terms and conditions the Committee may impose.

5.2The Committee shall have the discretionary power and authority to interpret and construe the provisions of the Plan and to make factual determinations in deciding whether a claimant is entitled to benefits under the Plan.  Benefits under the Plan shall be paid only if the Committee decides in its discretion that the claimant is entitled to benefits under the Plan. The Committee shall have the maximum discretion permitted under law to interpret the Plan, and all decisions of the Committee shall be final and binding on all interested parties.

5.3Committee action shall be taken only with majority approval, which may be expressed by a vote at a meeting of the Committee or in writing without a meeting.

5.4The Company shall indemnify any officer, director or employee of the Company to whom any power, authority or responsibility is allocated or delegated under the Plan for any liability actually and reasonably incurred with respect to the exercise or failure to exercise such power, authority or responsibility, unless such liability results from such person’s own gross negligence or willful misconduct.

ARTICLE VI
PLAN FUNDING

6.1Benefits shall be paid solely out of the general assets of the Company. No Participant contributions are required or accepted.

6.2All costs and expenses of Plan administration shall be paid by the Company.

ARTICLE VII
PLAN AMENDMENT AND TERMINATION

7.1Prior to the consummation of a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as a Participant); provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Participant, such amendment will not become effective with respect to such Participant until six (6) months following approval by the Board or Committee. Notwithstanding the foregoing, during a Change in Control Protection

Period, no amendment or termination of the Plan shall impair any rights or obligations to any Participant under the Plan (including the removal of an individual as a Participant) unless such Participant expressly consents to such amendment or termination in writing.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1Neither the adoption nor the maintenance of the Plan shall be deemed to constitute a contract, implied or expressed, between the Company and any Participant. Nothing in the Plan shall affect the Company’s right to terminate or discipline Participants.  The Plan does not create a right to employment or continued employment for any certain period.

8.2Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Participant at the last address the Participant has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the General Counsel.

8.3Except as set forth in Section 3.9, nothing in the Plan shall be construed as giving any rights under the Plan to any third party, and no rights or benefits hereunder shall be subject to the debts or liabilities of any Participant or beneficiary. No Participant or beneficiary may alienate, transfer, assign or pledge any right or benefit under the Plan.

8.4The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume the Plan.  The Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of the Plan) and the heirs, beneficiaries, executors and administrators of each Participant.

8.5The Article and Section headings contained herein are for convenience of reference only and shall not be construed as defining or limiting the matter contained thereunder.  Unless otherwise indicated, all references to Articles, Sections and subsections shall be to the Plan.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.

8.6This Plan shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without giving effect to its conflicts of law principles.  Except to the extent that any dispute is required to be submitted to arbitration as set forth in Section 8.7 below, each Participant agrees that the exclusive forum for any action to enforce this Plan, as well as any action relating to our arising out of this Plan, shall be the state and federal courts of the State of Illinois.

8.7Each Participant agrees that any controversy, claim, or dispute between a Participant and the Company arising out of or relating to this Plan or the breach thereof, or arising out of any matter relating to the Participant’s employment with the Company or one of its Affiliates or the termination thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Chicago Illinois in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrator. In the event that any person or entity other than the Participant or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. This Section 8.7 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8.7 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.7.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed this [●] day of [●], 2020, effective as of the Effective Date.

GRUBHUB INC.

By:

Name:

Title:

EXHIBIT A

Participation Notice
Personal & Confidential

[DATE]

[NAME]
[ADDRESS]

Dear [FIRST NAME]:

I am pleased to inform you that you have been selected to participate in the GrubHub Inc. Executive Severance Plan (the “Plan”), which has been established to provide severance benefits to certain senior leaders of the Company who are terminated from employment in certain circumstances.  The terms and conditions of your participation are set forth in and governed by the terms of the Plan and this participation notice (this “Participation Notice”). Your Participant classification is [Tier 1 Participant]/ [Tier 2 Participant]/ [Tier 3 Participant], and you shall be eligible to receive severance payments and benefits in accordance with the Plan and such classification.

Legal Acknowledgments

By signing this Participation Notice, you hereby acknowledge and agree that:

•

As a condition to, and in consideration of, your right to participate in the Plan, your rights to receive severance benefits of any kind pursuant to any change in control agreement, equity agreement, employment agreement, offer letter provision addressing severance or any other severance arrangement with the Company (including any predecessor companies) entered into on or prior to the date hereof (an “Employment Agreement”) is hereby terminated and of no further force or effect, and you hereby waive and release any and all rights and claims to any severance benefit of any kind under any Employment Agreement.

Please note that you are not required to participate in the Plan and may decline participation in the Plan by not returning this Participation Notice.

If you wish to accept participation in the Plan, you must execute this Participation Notice and see that it is returned in person or via email to me so that it is received no later than [●]. This Participation Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

It is important that the terms and conditions of your participation in the Plan as set forth in this Participation Notice be kept confidential, as they pertain only to you.

If you have any questions regarding this Participation Notice or the Plan, please direct those questions to [●].

Sincerely,

[NAME]

Agreed to and accepted:

[NAME]

Date

EXHIBIT B

AGREEMENT AND GENERAL RELEASE

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